Exhibit 99.1

303 International Circle P: 410.427.1700 Suite 200 F: 410.427.8800 Hunt Valley, MD 21030

PRESS RELEASE – FOR IMMEDIATE RELEASE

OMEGA REPORTS FIRST QUARTER 2023 RESULTS AND RECENT DEVELOPMENTS

Completed the Transition of 4 Operator Portfolios Year-to-Date

Completed $276 Million in New Investments Year-to-Date

HUNT VALLEY, MARYLAND – May 2, 2023 – Omega Healthcare Investors, Inc. (NYSE: OHI) (the “Company” or “Omega”) announced today its results for the quarter ended March 31, 2023.

FIRST QUARTER 2023 AND RECENT HIGHLIGHTS

●	Net income for the quarter of $37 million, or $0.15 per common share.
●	Nareit Funds From Operations (“Nareit FFO”) for the quarter of $146 million or $0.60 per common share, on 243 million weighted-average common shares outstanding, compared to $171 million, or $0.69 per common share, on 248 million weighted-average common shares outstanding, for the same period in 2022.
●	Adjusted Funds From Operations (“Adjusted FFO” or “AFFO”) for the quarter of $160 million or $0.66 per common share, compared to $184 million, or $0.74 per common share, for the same period in 2022.
●	Funds Available for Distribution (“FAD”) for the quarter of $147 million, or $0.60 per common share, compared to FAD of $162 million, or $0.65 per common share, for the same period in 2022.
●	Completed $26 million in real estate acquisitions in Q1.
●	Funded $11 million in capital renovation and construction-in-progress projects in Q1.
●	Sold two facilities for $18 million in cash proceeds, generating a $14 million gain in Q1.
●	Completed $233 million in new investments in Q2.
●	Declared a $0.67 per share quarterly cash dividend on common stock to be paid in May.

Nareit FFO, AFFO and FAD are supplemental non-GAAP financial measures that the Company believes are useful in evaluating the performance of real estate investment trusts (“REITs”). Reconciliations and further information regarding these non-GAAP measures are provided at the end of this press release.

CEO COMMENTS

Taylor Pickett, Omega’s Chief Executive Officer, stated, “Our first quarter financial performance was in line with expectations, as our earnings reflected the impact of the previously disclosed operator restructurings. As we indicated last quarter, we expect our financial performance to improve in the coming quarters, as restructurings are concluded, restructured operators begin paying rent again, and proceeds from asset sales are redeployed. Barring additional unforeseen restructurings, this should result in both our dividend payout ratio and our leverage rapidly improving as the year progresses.”

Mr. Pickett continued, “The operating backdrop continues to improve, with occupancy increasing, the tight labor market moderating slightly, and federal and state reimbursement increases providing much needed support to an industry still feeling the impact from the pandemic. As a result, core EBITDAR coverage, excluding CARES Act support, for the fourth quarter of 2022 was 1.09x, up from 0.83x in the third quarter. At the same time, the acquisition pipeline is also picking up, as reflected in the $276 million of transactions closed this year.”

Mr. Pickett concluded, “While both corporate and industry metrics are improving, the industry is still on the road to recovery and remains quite fragile. As such, it is vital that both federal and state efforts continue to support an industry that proved so integral to protecting the aging and vulnerable during the pandemic. In particular, we are hopeful that any federal minimum staffing requirement would be thoughtfully constructed, balancing the focus on resident care with the labor challenges and funding needs facing the industry.”

FIRST QUARTER 2023 RESULTS

Revenues – Revenues for the quarter ended March 31, 2023 totaled $218.2 million, a decrease of $31.1 million over the same period in 2022. The decrease primarily resulted from (i) the timing of operator restructurings and (ii) asset sales completed throughout 2022. The decrease was partially offset by revenue from new investments completed throughout 2022.

Expenses – Expenses for the quarter ended March 31, 2023 totaled $199.8 million, an increase of $32.1 million over the same period in 2022. The increase primarily resulted from (i) a $35.5 million increase in impairment on real estate properties, (ii) a $2.3 million increase in general and administrative (“G&A”) expense primarily related to professional services and (iii) a $1.9 million increase in the stock-based compensation expense, partially offset by (i) a $5.9 million favorable change in provision for credit losses and (ii) a $1.6 million decrease in depreciation and amortization expense related to facilities sold and facilities reclassified as held for sale.

Other Income and Expense – Other income for the quarter ended March 31, 2023 totaled $16.4 million, a decrease of $96.8 million over the same period in 2022. The decrease resulted from a decrease in gain on assets sold.

Net Income – Net income for the quarter ended March 31, 2023 totaled $36.8 million, a decrease of $158.3 million over the same period in 2022. The decrease primarily resulted from the aforementioned (i) $96.8 million decrease in other income and expense, (ii) $31.1 million decrease in total revenue, as well as (iii) $32.1 million increase in expenses, partially offset by a $2.5 million favorable change in income tax expense.

FINANCING ACTIVITIES

Dividend Reinvestment and Common Stock Purchase Plan and ATM Program – During the quarter ended March 31, 2023, the Company issued 82 thousand shares of its common stock under its Dividend Reinvestment and Common Stock Purchase Plan. Aggregate gross proceeds from these issuances generated $2.3 million at an average price per share of $27.88. No shares were issued under the ATM Program during the quarter ended March 31, 2023.

2023 FIRST QUARTER PORTFOLIO AND RECENT ACTIVITY

Operator Updates:

LaVie – In the first quarter of 2023, as previously disclosed, Omega continued the process of restructuring its portfolio with LaVie and agreed to allow LaVie to defer up to $19.1 million (or 66% of contractual rent) from January 2023 through April 2023. During the first quarter of 2023, LaVie paid, and Omega recorded, $7.4 million in contractual rent. Restructuring discussions related to additional facilities are still ongoing with LaVie, and the Company anticipates the additional restructuring activity to be completed in the next several months.

Maplewood – As previously disclosed, in the first quarter of 2023, the Company entered into a restructuring agreement to amend and restate its master lease and loan agreement with Maplewood. As part of the restructuring, Omega and Maplewood agreed, among other terms, to (i) fix contractual rent at $69.3 million per annum and defer annual 2.5% escalators through December 31, 2025, (ii) convert the 7% per annum cash interest due on the loan to payment-in-kind (“PIK”) only interest in 2023 with cash interest payments to be phased in starting in 2024 and (iii) increase the capacity of the loan from $250.5 million to $320.0 million, inclusive of PIK interest. During the first quarter of 2023, the Company recorded the $17.3 million received for rent and also recorded $1.5 million of interest income related to the December 2022 interest that was paid in arrears in January 2023. As the loan is on non-accrual status and interest under the loan has been converted to PIK only interest for the remainder of 2023, the Company will not record any additional interest income on the loan during the year. Finally, as part of the restructuring agreement, the Company paid a $12.5 million option termination fee to Maplewood, which was recorded as a reduction of revenue. The fee could be recouped upon a potential sale of the portfolio.

Healthcare Homes – During the fourth quarter of 2022, as previously disclosed, the Company agreed to allow Healthcare Homes Limited (“Healthcare Homes”), a United Kingdom (“U.K.”) based operator representing 2.5% of fourth quarter 2022 annualized contractual rent and mortgage interest, the ability to defer up to £6.7 million of contractual rent from January 2023 through April 2023 with regular payments to resume in May 2023. Healthcare Homes utilized the full £6.7 million deferral for January 2023 through April 2023 rent and resumed full contractual payments in May 2023.

Agemo – In the first quarter of 2023, the Company entered into a restructuring agreement in which Omega and Agemo agreed, among other terms, to (i) reduce annual base rent and interest to $27.9 million commensurate with 22 facilities sold in 2022 and (ii) defer Agemo’s requirement to pay rent and interest until April 1, 2023. Agemo resumed making rent and interest payments during the second quarter of 2023 in accordance with the agreed-upon restructuring terms.

Other Operators – During the first and second quarters of 2023, the Company transitioned the portfolios of four cash basis operators, with an aggregate of 48 skilled nursing facilities (“SNFs"), to three new and two existing operators.

These transfers included a previously disclosed operator representing 2.4% of the Company’s first quarter 2022 annualized contractual rent and interest revenue, which was placed on a cash basis in the second quarter of 2022 after the operator failed to make full contractual rent payments. In the first quarter of 2023, the operator continued to under-pay rent and paid only $0.5 million, which was recorded for both adjusted FFO and FAD purposes. On March 1, 2023, the Company transitioned all 14 facilities previously leased to the 2.4% Operator to an existing operator for annual rent of $23.8 million. Rent payments resumed on these transitioned facilities beginning in March 2023.

These transfers also included a previously disclosed operator representing 2.2% of the Company’s second quarter 2022 annualized contractual rent and interest revenue, which was placed on a cash basis in the third quarter of 2022 after Omega allowed the operator to apply a $5.4 million letter of credit towards unpaid contractual rent. The proceeds from the letter of credit were fully exhausted in the fourth quarter of 2022. In the first quarter of 2023, the operator paid $0.9 million in cash rent, which was recorded for both adjusted FFO and FAD purposes. During the first quarter of 2023, the Company transitioned the remaining 20 facilities previously leased to the 2.2% operator to two new and one existing operator for a combined annual rent of $14.5 million. Rent payments resumed on these transitioned facilities beginning in February and March 2023.

Additionally, in the first and second quarters of 2023, the Company also transitioned the portfolios of two smaller tenants, representing 14 facilities, to one new and one existing operator.

Other Industry News – On January 30, 2023, it was announced that the COVID-19 Public Health Emergency (“PHE”) will end on May 11, 2023. The PHE provided a number of benefits to the industry that will end with its conclusion. The impact on individual operators will vary, and therefore it is not possible to quantify the financial impact it will have on portfolio coverage. However, the Company expects this will be a modest but incremental headwind to the financial performance of most of the Company’s skilled nursing tenants.

New Investments:

The following table presents real estate investment activity:

	Three Months Ended
Real Estate Investment Activity ($000's)	March 31, 2023
	$ Amount	%
Real property	$26,379	61.7%
Construction-in-progress	5,968	14.0%
Capital expenditures	5,425	12.7%
Real estate loans receivable	5,000	11.6%
Other	—	—%
Total	$42,772	100.0%

$26 Million Real Estate Acquisition – On March 31, 2022, the Company acquired six care homes in the U.K., similar to assisted living facilities in the United States, for $26.4 million. Concurrent with the acquisition, the Company entered into a master lease for the facilities with a new operator with an initial annual cash yield of 8.0%, with 2.5% annual escalators.

$233 Million in New Q2 Investments – In the second quarter of 2023, the Company closed on $233 million in new investments, comprised of:

$219 Million in Real Estate and Loan Investments – On April 14, 2023, the Company acquired four SNFs in West Virginia for $114.8 million and leased them to an existing operator. The four SNFs were added to the master lease of the operator with an initial annual cash yield of 9.5%, with 2.5% annual escalators.  Concurrent with the acquisition, the Company loaned an additional $104.6 million to the operator, primarily for the purpose of financing the operator’s purchase of 13 additional West Virginia SNFs. The loans have a yield of 12.0%.

$14 Million Real Estate Acquisition – On May 1, 2023, the Company acquired one SNF in West Virginia for $13.8 million and leased it to an existing operator. The SNF was added to the master lease of the operator with an initial annual cash yield of 10%, with 2.5% annual escalators.

Asset Sales and Impairments:

$18 Million in Asset Sales – In the first quarter of 2023, the Company sold two facilities (one previously classified as held for sale) for $17.6 million in cash, recognizing a gain of $13.6 million.

Impairments and Assets Held for Sale – During the first quarter of 2023, the Company recorded a $39.0 million net impairment charge to reduce the net book value of four facilities to their estimated fair value.

As of March 31, 2023, the Company had six facilities classified as assets held for sale, totaling $25.8 million in net book value.

OPERATOR COVERAGE DATA

The following tables present operator revenue mix, census and coverage data based on information provided by our operators for the indicated periods. We have not independently verified this information, and we are providing this data for informational purposes only.

Operator Revenue Mix (1)		Medicare /	Private /
	Medicaid	Insurance	Other
Three-months ended December 31, 2022	54.3%	31.4%	14.3%
Three-months ended September 30, 2022	53.4%	31.5%	15.1%
Three-months ended June 30, 2022	53.5%	31.5%	15.0%
Three-months ended March 31, 2022	51.0%	35.8%	13.2%
Three-months ended December 31, 2021	54.3%	32.2%	13.5%

(1)	Excludes all facilities considered non-core and does not include federal stimulus revenue. For non-core definition, see First Quarter 2023 Financial Supplemental posted in the “Quarterly Supplements” section of Omega’s website.

		Coverage Data
		Before	After
	Occupancy (2)	Management	Management
Operator Census and Coverage (1)		Fees (3)	Fees (4)
Twelve-months ended December 31, 2022	77.0%	1.38x	1.04x
Twelve-months ended September 30, 2022	76.2%	1.37x	1.04x
Twelve-months ended June 30, 2022	75.8%	1.39x	1.06x
Twelve-months ended March 31, 2022	75.1%	1.44x	1.10x
Twelve-months ended December 31, 2021	74.5%	1.48x	1.14x

(1)	Excludes facilities considered non-core.
(2)	Based on available (operating) beds.
(3)	Represents EBITDARM of our operators, defined as earnings before interest, taxes, depreciation, amortization, Rent costs and management fees for the applicable period, divided by the total Rent payable to the Company by its operators during such period. “Rent” refers to the total monthly contractual rent and mortgage interest due under the Company’s lease and mortgage agreements over the applicable period.
(4)	Represents EBITDAR of our operators, defined as earnings before interest, taxes, depreciation, amortization, and Rent (as defined in footnote 3) expense for the applicable period, divided by the total Rent payable to the Company by its operators during such period. Assumes a management fee of 4%.

BALANCE SHEET AND LIQUIDITY

As of March 31, 2023, the Company had $5.3 billion of outstanding indebtedness with a weighted-average annual interest rate of 4.23%. The Company’s indebtedness consisted of an aggregate principal amount of $4.9 billion of senior unsecured notes, a $50.0 million unsecured term loan, $364.7 million of secured debt and $19.8 million of borrowings outstanding under its unsecured revolving credit facility. As of March 31, 2023, total cash and cash equivalents were $245.2 million, and the Company had $1.4 billion of undrawn capacity under its unsecured revolving credit facility.

DIVIDENDS

On April 20, 2023, the Board of Directors declared a quarterly cash dividend of $0.67 per share, to be paid May 15, 2023, to common stockholders of record as of the close of business on May 1, 2023.

ADDITIONAL INFORMATION

Additional information regarding the Company can be found in its First Quarter 2023 Financial Supplemental posted under “Financial Info” in the Investors section of Omega’s website. The information contained on, or that may be accessed through, Omega’s website, including the information contained in the aforementioned supplemental, is not incorporated by any reference into, and is not part of, this document.

CONFERENCE CALL

The Company will be conducting a conference call on Wednesday, May 3, 2023, at 10 a.m. Eastern time to review the Company’s 2023 first quarter results and current developments. Analysts and investors within the U.S. interested in participating are invited to call (877) 407-9124. The international toll-free dial-in number is (201) 689-8584. Ask the operator to be connected to the “Omega Healthcare’s First Quarter 2023 Earnings Call.”

To listen to the conference call via webcast, log on to www.omegahealthcare.com and click the “Omega Healthcare Investors, Inc. 1Q Earnings Call” hyper-link on the “Investors” page of Omega’s website. Webcast replays of the call will be available on Omega’s website for a minimum of two weeks following the call. Additionally, a copy of the earnings release will be available in the “Financial Info” section and “SEC Filings” section on the “Investors” page of Omega’s website.

* * * * * *

Omega is a REIT that invests in the long-term healthcare industry, primarily in skilled nursing and assisted living facilities. Its portfolio of assets is operated by a diverse group of healthcare companies, predominantly in a triple-net lease structure. The assets span all regions within the U.S., as well as in the U.K.

FOR FURTHER INFORMATION, CONTACT

Matthew Gourmand, SVP, Corporate Strategy & Investor Relations

or

Bob Stephenson, CFO at (410) 427-1700

Forward-Looking Statements and Cautionary Language

This press release includes forward-looking statements within the meaning of the federal securities laws. All statements regarding Omega’s or its tenants’, operators’, borrowers’ or managers’ expected future financial condition, results of operations, cash flows, funds from operations, dividends and dividend plans, financing opportunities and plans, capital markets transactions, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, dispositions, facility transitions, growth opportunities, expected lease income, continued qualification as a REIT, plans and objectives of management for future operations and statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will” and other similar expressions are forward-looking statements. These forward-looking statements are inherently uncertain, and actual results may differ from Omega's expectations.

Omega’s actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) uncertainties relating to the business operations of the operators of Omega’s properties, including those relating to reimbursement by third-party payors, regulatory matters and occupancy levels; (ii) the long-term impacts of the Novel coronavirus (“COVID-19”) pandemic on our business and the business of our operators, including without limitation, the impact of the announced termination of the federally declared public health emergency and related government and regulatory support scheduled for May 11, 2023, the levels of staffing shortages, increased costs and decreased occupancy experienced by operators of skilled nursing facilities (“SNFs”) and assisted living facilities (“ALFs”) arising from the pandemic, the ability of our operators to comply with infection control and vaccine protocols and to manage facility infection rates or future infectious diseases, and the sufficiency of government support and reimbursement rates to offset such costs and the conditions related thereto; (iii) the ability of any of Omega’s operators in bankruptcy to reject unexpired lease obligations, modify the terms of Omega’s mortgages and impede the ability of Omega to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor’s obligations, and other costs and uncertainties associated with operator bankruptcies; (iv) Omega’s ability to re-lease, otherwise transition or sell underperforming assets or assets held for sale on a timely basis and on terms that allow Omega to realize the carrying value of these assets; (v) the availability and cost of capital to Omega; (vi) changes in Omega’s credit ratings and the ratings of its debt securities; (vii) competition in the financing of healthcare facilities; (viii) competition in the long-term healthcare industry and shifts in the perception of various types of long-term care facilities, including SNFs and ALFs; (ix) additional regulatory and other changes in the healthcare sector; (x) changes in the financial position of Omega’s operators; (xi) the effect of economic and market conditions generally, and particularly in the healthcare industry; (xii) changes in interest rates or the impact of inflation; (xiii) the timing, amount and yield of any additional investments; (xiv) changes in tax laws and regulations affecting REITs; (xv) the potential impact of changes in the SNF and ALF market or local real estate conditions on the Company’s ability to dispose of assets held for sale for the anticipated proceeds or on a timely basis, or to redeploy the proceeds therefrom on favorable terms; (xvi) Omega’s ability to maintain its status as a REIT; (xvii) the effect of other factors affecting our business or the businesses of Omega’s operators that are beyond Omega’s or operators’ control, including natural disasters, other health crises or pandemics and governmental action, particularly in the healthcare industry, and (xviii) other factors identified in Omega’s filings with the Securities and Exchange Commission. Statements regarding future events and developments and Omega’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward looking statements.

We caution you that the foregoing list of important factors may not contain all the material factors that are important to you. Accordingly, readers should not place undue reliance on those statements. All forward-looking statements are based upon information available to us on the date of this release. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

OMEGA HEALTHCARE INVESTORS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	March 31,	December 31,
	2023	2022
	(Unaudited)
ASSETS
Real estate assets
Buildings and improvements	$7,303,014	$7,347,853
Land	926,180	923,605
Furniture and equipment	498,334	499,902
Construction in progress	94,698	88,904
Total real estate assets	8,822,226	8,860,264
Less accumulated depreciation	(2,384,191)	(2,322,773)
Real estate assets – net	6,438,035	6,537,491
Investments in direct financing leases – net	8,670	8,503
Real estate loans receivable – net	1,061,869	1,042,731
Investments in unconsolidated joint ventures	181,339	178,920
Assets held for sale	25,766	9,456
Total real estate investments	7,715,679	7,777,101
Non-real estate loans receivable – net	189,880	225,281
Total investments	7,905,559	8,002,382

Cash and cash equivalents	245,182	297,103
Restricted cash	3,336	3,541
Contractual receivables – net	7,999	8,228
Other receivables and lease inducements	190,842	177,798
Goodwill	643,500	643,151
Other assets	293,788	272,960
Total assets	$9,290,206	$9,405,163

LIABILITIES AND EQUITY
Revolving credit facility	$19,784	$19,246
Secured borrowings	364,773	366,596
Senior notes and other unsecured borrowings – net	4,903,377	4,900,992
Accrued expenses and other liabilities	316,661	315,047
Total liabilities	5,604,595	5,601,881

Equity:
Preferred stock $1.00 par value authorized – 20,000 shares, issued and outstanding – none	—	—
Common stock $.10 par value authorized – 350,000 shares, issued and outstanding – 234,346 shares as of March 31, 2023 and 234,252 shares as of December 31, 2022	23,434	23,425
Additional paid-in capital	6,322,160	6,314,203
Cumulative net earnings	3,474,343	3,438,401
Cumulative dividends paid	(6,344,413)	(6,186,986)
Accumulated other comprehensive income	21,533	20,325
Total stockholders’ equity	3,497,057	3,609,368
Noncontrolling interest	188,554	193,914
Total equity	3,685,611	3,803,282
Total liabilities and equity	$9,290,206	$9,405,163

OMEGA HEALTHCARE INVESTORS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2023	2022
Revenues
Rental income	$185,101	$213,346
Real estate tax and ground lease income	3,976	3,537
Income from direct financing leases	254	256
Real estate loans interest income	23,397	28,928
Non-real estate loans interest income	5,023	2,215
Miscellaneous income	451	1,033
Total revenues	218,202	249,315

Expenses
Depreciation and amortization	81,192	82,752
General and administrative	11,414	9,158
Real estate tax and ground lease expense	4,365	3,970
Stock-based compensation expense	8,744	6,860
Acquisition, merger and transition related costs	639	1,513
Impairment on real estate properties	38,988	3,511
(Recovery) provision for credit losses	(4,057)	1,824
Interest expense	55,293	54,952
Interest – amortization of deferred financing costs	3,253	3,193
Total expenses	199,831	167,733

Other income (expense)
Other income (expense) – net	2,720	(455)
Loss on debt extinguishment	(6)	(6)
Gain on assets sold – net	13,637	113,637
Total other income	16,351	113,176

Income before income tax expense and income from unconsolidated joint ventures	34,722	194,758
Income tax benefit (expense)	1,292	(1,225)
Income from unconsolidated joint ventures	831	1,623
Net income	36,845	195,156
Net income attributable to noncontrolling interest	(903)	(5,549)
Net income available to common stockholders	$35,942	$189,607

Earnings per common share available to common stockholders:
Basic:
Net income available to common stockholders	$0.15	$0.79
Diluted:
Net income available to common stockholders	$0.15	$0.79
Dividends declared per common share	$0.67	$0.67

OMEGA HEALTHCARE INVESTORS, INC.

Nareit FFO, Adjusted FFO and FAD Reconciliation

Unaudited

(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2023	2022

Net income (1)	$36,845	$195,156
Deduct gain from real estate dispositions	(13,637)	(113,637)
Sub-total	23,208	81,519
Elimination of non-cash items included in net income:
Depreciation and amortization	81,192	82,752
Depreciation - unconsolidated joint ventures	2,684	2,896
Add back provision for impairments on real estate properties	38,988	3,511
Nareit funds from operations (“Nareit FFO”)	$146,072	$170,678

Weighted-average common shares outstanding, basic	234,954	239,527
Restricted stock and PRSUs	1,384	963
Omega OP Units	6,850	7,066
Weighted-average common shares outstanding, diluted	243,188	247,556

Nareit funds from operations available per share	$0.60	$0.69

Adjustments to calculate adjusted funds from operations:
Nareit FFO	$146,072	$170,678
Add back:
Uncollectible accounts receivable (2)	12,500	3,151
Stock-based compensation expense	8,744	6,860
Non-recognized cash interest	2,096	—
Acquisition, merger and transition related costs	639	1,513
Loss on debt extinguishment	6	6
Deduct:
Non-recurring revenue	(8,815)	(1,221)
(Recovery) provision for credit losses	(1,441)	2,555
Adjusted funds from operations (“AFFO”) (1)(3)	$159,801	$183,542

Adjustments to calculate funds available for distribution:
Non-cash interest expense	$2,224	$2,164
Capitalized interest	(908)	(719)
Non-cash revenue	(14,095)	(23,063)
Funds available for distribution (“FAD”) (1)(3)	$147,022	$161,924

(1)	The three months ended March 31, 2023 and 2022 include the application of $5.2 million and $3.3 million, respectively, of security deposits (letters of credit and cash deposits) in revenue.
(2)	2023 represents a lease inducement write-off recorded as a reduction to rental income related to the Maplewood option termination fee. Prior quarter represents straight-line accounts receivable write-offs also recorded as a reduction to rental income.
(3)	Adjusted funds from operations per share and funds available for distribution per share can be calculated using weighted-average common shares outstanding, diluted shown above.

Nareit Funds From Operations (“Nareit FFO”), Adjusted FFO and Funds Available for Distribution (“FAD”) are non-GAAP financial measures. As used in this press release, GAAP refers to generally accepted accounting principles in the United States of America. The Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

The Company calculates and reports Nareit FFO in accordance with the definition and interpretive guidelines issued by the National Association of Real Estate Investment Trusts (“Nareit”), and consequently, Nareit FFO is defined as net income (computed in accordance with GAAP), adjusted for the effects of asset dispositions and certain non-cash items, primarily depreciation and amortization and impairments on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures and changes in the fair value of warrants. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis. Revenue recognized based on the application of security deposits and letters of credit or based on the ability to offset against other financial instruments is included within Nareit FFO. The Company believes that Nareit FFO, Adjusted FFO and FAD are important supplemental measures of its operating performance. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time, while real estate values instead have historically risen or fallen with market conditions. The term funds from operations was designed by the real estate industry to address this issue. Funds from operations described herein is not necessarily comparable to funds from operations of other real estate investment trusts, or REITs, that do not use the same definition or implementation guidelines or interpret the standards differently from the Company.

Adjusted FFO is calculated as Nareit FFO excluding the impact of non-cash stock-based compensation and certain revenue and expense items (e.g., acquisition, merger and transition related costs, write-off of straight-line accounts receivable, recoveries and provisions for credit losses (excluding certain cash recoveries on impaired loans), cash interest received but not included in revenue, non-recognized cash interest, severance, legal reserve expenses, etc.). FAD is calculated as Adjusted FFO less non-cash interest expense and non-cash revenue, such as straight-line rent. The Company believes these measures provide an enhanced measure of the operating performance of the Company’s core portfolio as a REIT. The Company’s computation of Adjusted FFO and FAD may not be comparable to the Nareit definition of funds from operations or to similar measures reported by other REITs, but the Company believes that they are appropriate measures for this Company.

The Company uses these non-GAAP measures among the criteria to measure the operating performance of its business. The Company also uses FAD among the performance metrics for performance-based compensation of officers. The Company further believes that by excluding the effect of depreciation, amortization, impairments on real estate assets and gains or losses from sales of real estate, all of which are based on historical costs, and which may be of limited relevance in evaluating current performance, funds from operations can facilitate comparisons of operating performance between periods. The Company offers these measures to assist the users of its financial statements in analyzing its operating performance. These non-GAAP measures are not measures of financial performance under GAAP and should not be considered as measures of liquidity or cash flow, alternatives to net income or indicators of any other performance measure determined in accordance with GAAP. Investors and potential investors in the Company’s securities should not rely on these non-GAAP measures as substitutes for any GAAP measure, including net income.